Exhibit 10.15



                               SERVICES AGREEMENT


THIS SERVICES AGREEMENT ("Agreement") is made as of September 6, 2006 (the "Effective Date") by and between 3M COMPANY ("3M") and DataCall Technologies ("Seller"). 3M and Seller are collectively "Parties" and individually a "Party."

1.   SCOPE
     -----

1.1 3M may ask Seller to supply those: (a) services described in Exhibit A (the "Services"); and (b) items that Seller is to create specifically for 3M in connection with the Services, including, but not limited to, information, databases, designs, prototypes, artwork, or other materials that are described in Exhibit A ( "Deliverables"). Anything created by Seller that is not a Deliverable ("Seller Materials") is and will remain Seller's property. In exchange for the Services and Deliverables, Seller will be paid the prices described in Exhibit A (the "Prices"). This Agreement is made in consideration of the Parties' mutual obligations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, which includes, without limitation, 3M's issuance of Orders (as defined below).

1.2 3M may purchase Services by issuing a specific purchase order, or a release from a blanket purchase order, an activating letter, or by payment using any 3M voucher system (collectively an "Order"). Seller will provide everything necessary to supply the Services and Deliverables. Seller is solely responsible for all Seller employees, agents, and subcontractors ("Seller Personnel") safely performing Seller's obligations under this Agreement, whether at its facility, at a 3M facility (a "3M Site"), or at any other location. The 3M Contact for the Services will be: Kristi Kinney, 3M Digital Signage, 600 Ericksen Avenue NE, Suite 200, Bainbridge Island, WA 98110 ("3M Contact").


2.   TERM
     ----

This Agreement begins on the Effective Date and expires two (2) years later, unless earlier renewed or terminated pursuant to this Section 2 (the "Term").

Neither a termination notice nor a termination will waive any of the terminating Party's rights or remedies. Either Party, on notice to the other Party, may terminate this Agreement because: (a) the other Party fails to cure, to the notifying Party's reasonable satisfaction, any breach of its obligations under this Agreement within thirty days after notice of that breach; (b) the other Party is unable to meet its financial obligations, makes a general assignment for its creditors' benefit, or fails to maintain a Dun & Bradstreet financial stress percentile score acceptable to 3M; or (c) an Unavoidable Delay (as defined in the Unavoidable Delay Section) has prevented or substantially impaired the other Party's compliance with any of its obligations under this Agreement for at least thirty days. At this Agreement's end (regardless of cause): (x) no Party will be relieved of any existing obligations; and (y) Seller will deliver to 3M all 3M Materials and any Deliverables in process. 3M may also terminate this Agreement without cause by giving Seller not less than 30 days' prior notice.

3.   PURCHASES
     ---------

Any 3M order that calls for multiple requests for Services, not all of which have firm completion dates, is a blanket purchase order, which is only for planning purposes and is not a 3M purchase commitment. Seller is deemed to have accepted an Order if Seller does not notify 3M in writing within three business days that Seller cannot meet all that Order's terms. 3M may, at its option and on notice to Seller, convert any of its ordering, purchasing and/or payment methods to be electronically enabled and Seller will, at its expense: (a) provide any necessary electronic data interface for the technology's implementation; and (b) use the applicable electronic method. TIME IS OF THE ESSENCE FOR ALL SERVICES AND DELIVERABLES.

4.   PRICES,  PAYMENT  &  DELIVERY
     -----------------------------

4.1 The Prices include all costs payable by 3M. Any Seller out-of-pocket expenses to be reimbursed by 3M will be billed at Seller's actual cost with no mark-up. Seller will submit, and be reimbursed for, only those travel expenses that are in accordance with 3M's then-current travel reimbursement guidelines for its vendors, available at www.3M.com/suppliers. If Seller provides to any other customer (except a Seller affiliate) a service or deliverable substantially equivalent to a Service and/or Deliverable for a lower price,

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Seller will, within five business days thereafter, notify 3M and 3M will pay the lower price on the applicable Service and/or Deliverable provided to 3M while that lower price is in effect. If 3M is offered a service or deliverable that is substantially equivalent to a Service and/or Deliverable for a lower price ("Substitute"), and Seller does not meet that lower price within five business days, then 3M may buy the Substitute and apply that purchase against any Order(s).

4.2 Payment terms are Net 60 days, to be paid in U.S. dollars. Seller's invoices will be issued and dated no earlier than the date on which Seller provides the applicable Service and/or Deliverable and must reference this Agreement's contract number and any applicable Order. 3M's payments may be adjusted for Seller's errors, defects or non-compliance with this Agreement. If any Seller invoice or other documentation differs from this Agreement, this Agreement will govern. Seller will provide supporting documents for any invoice on request. All Deliverables provided within a single country will be delivered to 3M's designated carrier FCA (Incoterms 2000) Seller's site identified in Section 10. All Deliverables provided internationally will be delivered to 3M's designated carrier FCA (Incoterms 2000) port of export.


5.   3M  MATERIALS  &  DELIVERABLES
     ------------------------------

5.1 All equipment, information, ideas, software, databases, or documents 3M makes available to Seller to assist in providing Services ("3M Materials") are and will remain owned or licensed by 3M. Seller authorizes 3M to file any and all appropriate documentation (including UCC financing statements) without Seller's signature to acknowledge 3M's rights to 3M Materials. Seller will use 3M Materials solely for performing its obligations under this Agreement and for no other purpose. Seller uses 3M Materials solely at Seller's own risk and has liability for all 3M Materials in Seller's custody or control. Seller acknowledges that: (a) 3M makes absolutely no representations or other statements about the character, condition, quality or characteristics of 3M
Materials; (b) before using 3M Materials, Seller has sole responsibility to determine that the 3M Materials are in safe and proper condition for their intended purpose; and (c) 3M is not a "merchant" of 3M Materials as defined in the Uniform Commercial Code and EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Section 5 applies even if Seller has paid or offered 3M consideration for use of the 3M Materials.

5.2 3M or its designated affiliate is granted a non-exclusive, non-transferable license to use the Deliverables provided by Seller. Seller hereby warrants that all Deliverables will be provided without lien by any other party and Seller has not made and will not make any commitment to any third party that would be inconsistent with this assignment. If any of these rights cannot be assigned, Seller warrants that Seller and other parties claiming rights through Seller will not enforce any of those rights against 3M, any 3M affiliate, or any other party obtaining the Deliverables through 3M. Seller will execute any additional documents reasonably requested by 3M to assert and preserve the rights granted in this Section 5. Although Seller owns the Seller Materials, Seller grants 3M the perpetual and unrestricted right to use, copy, and distribute Seller Materials. Seller will remove Deliverables from any Seller Materials provided to any party other than 3M and Seller will not disclose or use any Deliverable for any purpose without 3M's prior written consent in each instance. During or after the Term, Seller will not use 3M's name, trademark, tradename or corporate logo in any manner, including promotional or advertising materials, or otherwise assert affiliation with 3M or its affiliate, except with 3M's prior written consent in each instance.

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6.   SAFETY  &  REGULATORY  COMPLIANCE
     ---------------------------------

6.1 Seller covenants and warrants that it will perform all of its obligations under this Agreement using sound environmental, health, labor, and safety practices and in compliance with all applicable local, state, national, and international statutes, rulings, regulations, ordinances and governmental directives ("Laws"). Seller warrants that it will not offer or pay money or anything of value to a government official or political candidate for the purpose of obtaining, retaining or directing business to any person or entity, as prohibited by the applicable Laws, which may include, without limitation, the U.S. Foreign Corrupt Practices Act.

6.2 Seller warrants that all Seller Personnel performing any of Seller's obligations under this Agreement will have employment authorization that complies with all applicable Laws. On 3M's request, Seller will provide 3M with all documentation and information 3M requires to conduct an export control license assessment relating to Seller Personnel. If 3M determines that an export license is needed for certain Seller Personnel, 3M may, in its discretion, pursue that export license or instruct Seller not to use those Seller Personnel to perform the Services

6.3 For any Services performed at a 3M Site: (a) Seller will comply with 3M's safety rules and will make certain that all Seller Personnel and Seller's agents and invitees obey those rules; (b) if Seller observes a safety problem beyond its control, Seller will immediately notify the 3M Contact; (c) Seller will report immediately in writing to the 3M Contact any accident, injury or other incident involving any Seller Personnel; and (d) Seller will designate one its employees to be its authorized representative at that 3M Site before any Services are performed and that Seller's representative must be at the 3M Site at all times when Services are being performed at the 3M Site. If Seller or any Seller Personnel files any type of report with a public authority that relates to Services, Seller will immediately furnish to the 3M Contact a copy of that report.

7.   WARRANTY
     --------

Seller expressly warrants that: (a) Services and Deliverables will be provided in accordance with this Agreement; (b) all Deliverables will be free of defects in design, material, or workmanship; (c) Seller has the experience, expertise, and resources to perform its obligations under this Agreement; and (d) Seller does not now have, and will not create during the Term, any obligation that

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would  conflict  with  Seller's  performance  of  its  obligations  under  this
Agreement. In addition to any other available remedies, 3M may reject any Service and/or Deliverable that does not comply with Seller's warranties, and may, at its option: (i) require Seller replace that Service and/or Deliverable at Seller's expense or refund the applicable Prices; or (ii) obtain substitute Services and invoice Seller those service costs and/or adjust any Prices remaining due to Seller under this Agreement. 3M's acceptance of delivery, inspection, or payment for any Service or Deliverable does not waive any Seller warranties. Seller will assist 3M in investigation of, and corrective action for, Service and Deliverable complaints by 3M customers.

8.   INSURANCE  &  INDEMNIFICATION
     -----------------------------

8.1 During the Term, Seller will maintain, at its own expense, on an occurrence basis: (a) commercial general liability insurance (including contractual liability) of at least $2,000,000 per occurrence; (b) if available for the type of service Seller is providing, professional liability insurance (including errors and omissions coverage) of at least $2,000,000 per occurrence;
(c) worker's compensation insurance that meets statutory requirements or satisfactory evidence that Seller is authorized to self-insure; and (d) employer's liability insurance of at least $500,000 per occurrence. On 3M's request, Seller will provide insurance certificate(s) confirming Seller's compliance with all insurance requirements. Each insurance policy must provide that it cannot be cancelled or changed without 30 days' prior written notice to 3M.

8.2 Seller will indemnify, defend, and hold harmless 3M, its affiliates, and their successors, assigns, officers, directors, employees, and agents from any claim, liability, loss, damage, lien, judgment and cost, including attorneys' fees and litigation expenses, with respect to: (a) Seller's failure to comply with its obligations under this Agreement; and (b) any third party claims related to Seller's performance of its obligations under this Agreement, including, without limitation, those by Seller's employee, agent or subcontractor.

9.   CONFIDENTIALITY
     ---------------

Seller must keep confidential and use only as is necessary to perform Seller's obligations under this Agreement the following (collectively referred to as "3M Confidential Information"): (a) this Agreement's existence and its terms; (b) 3M Materials; and (c) Deliverables. 3M Confidential Information does not include information that is: (x) available to the public without fault of Seller; (y) known to Seller prior to its receipt from 3M as evidenced by Seller's written records; or (z) available to Seller from another source without breach of any agreement or violation of law. Seller must promptly notify 3M of any judicial process that might require disclosure of 3M Confidential Information. Seller does not acquire any rights to 3M Confidential Information due to this Agreement. Seller will, at 3M's option, either return or destroy all tangible materials that are 3M Confidential Information on request or at the Term's end.

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10.   NOTICES
      -------

All notices must be written and sent by any internationally recognized overnight delivery service to 3M at: 3M Center, Building 216-2N-07, St. Paul, MN 55144,
Attention: Professional Services Team Manager; and to Seller at: 600 Kenrick, Suite B-12, Houston, TX 77060-3632, Attention: Jim Ammons. Notices are effective on delivery.

11.  DISPUTE  RESOLUTION
     -------------------

Any claim or dispute arising from, or relating to, a Service, Deliverable or this Agreement will be: (a) governed by the laws of the State of Minnesota, United States of America, without regard to its conflicts of law provisions; and
(b) resolved only by the sequential methods outlined in this Dispute Resolution Section, except that a party may, at any time, seek equitable relief from the designated court(s) to prevent immediate or irreparable harm to it. The 1980 United Nations Convention on Contracts for the International Sales of Goods will not govern this Agreement. All negotiations will be conducted in English and all documents, including this Agreement, will be written in English. First, the Parties will meet at mutually agreed time(s) and location(s) to resolve in good faith any claim or dispute, after a Party's written negotiation request. If the matter is not resolved within sixty days after that request, then, on a Party's written request, they will enter into non-binding mediation to be conducted at mutually agreed time(s) and location(s), using a neutral mediator having experience with the applicable industry. Finally, as a last resort, either Party may commence litigation, but only in a federal or state court of competent jurisdiction in Ramsey County, Minnesota. Each Party consents to the Minnesota courts' personal jurisdiction. Each Party will bear its own costs in dispute resolution, except that if a Party commences litigation, the losing Party in that litigation will pay all the prevailing Party's attorneys' fees, court costs, and other expenses related to that litigation. All negotiations are confidential and will be treated as settlement negotiations. During the resolution of a dispute, Seller will continue to provide the Services and/or Deliverables as required by this Agreement.

12.  UNAVOIDABLE  DELAY
     ------------------

If a Party is unable to perform its obligations, either in whole or in part, under this Agreement as a result of civil or military authority, war, flood, fire, epidemic, or other condition or cause beyond its reasonable control and not related to its fault or negligence (an "Unavoidable Delay"), the affected Party will be excused from that performance during the Unavoidable Delay to the

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extent  that  Party is prevented or delayed thereby, but the other Party has the termination rights stated in Section 2. During a Seller Unavoidable Delay period, Seller will allocate any available Services and Deliverables as is fair and reasonable. Unavoidable Delay will not include: (a) labor dispute; (b) non-performance by Seller's supplier or approved subcontractor, unless the goods or services were unobtainable from another 3M-approved source in a reasonable time; or (c) any delay preventable by Seller moving the affected Services to an alternate 3M-approved site.

13.  MISCELLANEOUS
     -------------

13.1 The Parties' relationship is that of independent contractors. Nothing in this Agreement authorizes either Party or its employees to act as the other Party's agent or representative or will be construed to make a Party's employees, agents, or contractors the other Party's employees, agents, or contractors. 3M may provide information to Seller about employment, safety, environmental, or other matters related to Services, but Seller exercises its independent judgment on all such matters.

13.2 If a tribunal of competent jurisdiction holds any term of this Agreement to be invalid, illegal, or unenforceable, this Agreement will be deemed severable and the remainder of this Agreement will be unaffected in any way. This Agreement's headings will not be used to interpret this Agreement. This Agreement was negotiated by the Parties, who had the opportunity to consult with legal counsel. This Agreement may only be waived, modified or supplemented by a written document signed by the Parties' authorized representatives. No failure(s) or delay(s) in exercising any right or remedy will waive that Party's right to later require strict performance.

13.3 Seller will not assign, transfer, or delegate any of its rights or obligations under this Agreement including a subcontract (an "Assignment") without 3M's prior written consent. An "Assignment" will include any transfer of: (a) at least fifty percent of Seller's assets or the ownership of Seller; or
(b) the part of Seller's business that relates to this Agreement or those Seller assets employed in Seller's performance under this Agreement. Any Assignment made without 3M's prior written consent may be, at 3M's election, cause for termination of this Agreement. No one will be a third party beneficiary of this Agreement.

13.4 3M WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO SELLER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS) IN ANY WAY RELATED TO THE SERVICES, DELIVERABLES, THIS AGREEMENT OR ITS TERMINATION, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY ON WHICH THE DAMAGES ARE SOUGHT.

13.5 Seller will maintain all accounting, sales, shipping, transportation, manufacturing, and technical records arising from, or related to, performance of Seller's obligations under this Agreement for six years from the later of the record's creation or the date on which the applicable Service or Deliverable was provided to 3M. 3M may audit Seller's records relating to the Services and Deliverables.

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13.6     This  Agreement,  which includes all Exhibits, constitutes the Parties'
final and complete agreement and it terminates all the Parties' prior written or oral agreements and understandings as to this Agreement's subject matter except:
(a) for any additional Seller obligations in a Bidding Participation Agreement; and (b) this Agreement is not intended to terminate or supersede any existing confidentiality or intellectual property agreement by the Parties. All this Agreement's provisions including, without limitation, those relating to safety and regulatory compliance, warranty, insurance, indemnification, and confidentiality, will survive the Term's end and be fully enforceable thereafter to the full extent necessary to protect the Party in whose favor they run.


ACCEPTED  AND  AGREED  TO:

3M  COMPANY                                DATACALL  TECHNOLOGIES

By: /s/ Mardell Walton                     By: /s/ Jim Ammons
   ------------------------                   --------------------------
Printed  Name: Mardell Walton              Printed  Name:  Jim Ammons
              ---------------------                       -----------------
Title:  Sourcing Agent                     Title: President/ CEO
      ------------------                         ----------------------

                                           Federal Tax ID No.:
                                                              -----------------

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                                    EXHIBIT A
                              TO SERVICES AGREEMENT

                        SERVICES, DELIVERABLES AND PRICES
                        ---------------------------------



SERVICES:
---------

Seller, in association with worldwide information suppliers, provides various equipment and technology which allow for the delivery of information and internet based messaging for indoor and outdoor displays of all types via the Direct Lynk Messenger(TM) System.

3M wishes to deploy the Direct Lynk Messenger(TM) System for use to rebrand as its AIM product via re-distribution through its network of computers. 3M may distribute these services to its customers in any manner it chooses including charging a fee or offering it free of charge.

DELIVERABLES:

Seller will provide 3M with the Direct Lynk Messenger(TM) content in its entirety.

The service to be provided is access to the Direct Lynk Messenger(TM) System express messaging and its news and information feeds.

This service will be delivered via an XML feed through the internet.

Current feeds to include, but not limited to:

Sports:
     -    National  Football  League
     -    National  Basketball  Association
     -    National  Hockey  League
     -    Major  League  Baseball
     -    NCAA  Football  Arena  Football
     -    NCAA  Men's  Basketball
     -    Professional  Golf  Association
     -    NASCAR
     -    Latest  Sports  Lines
     -    Latest  Sports  Headlines
     -    Comprehensive  Sports  Headlines
     -    Major  League  Soccer

News:
     -    Top  News  Headlines
     -    Top  Business  Headlines
     -    Top  Sports  News
     -    Science/Health  News
     -    Entertainment  Headlines
     -    Quirky  News  Bits

Weather:
     -    Current  Conditions
     -    48-Hour  Forecast  7-Day  Forecast
     -    Weather  Alerts
     -    Doppler  Weather  Radar

General Interest:
     -    Born  on  This  Date
     -    This  Date  in  History
     -    Thought  for  Today

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     -    Today's  Horoscopes
     -    Today's  Trivia

Financial:
     -    Market  Details
     -    World  Financial  Highlights

Traffic

Other:
     -    Amber  Alerts
     -    Express  Messaging
     -    AdSpot

EXPANSION: As more information feeds become available, they will be made available to 3M at no additional cost.

TECHNICAL SUPPORT is accessible standard Monday through Friday from 9:00 a.m. to 5:00 p.m. CST. Issues are resolved within eight (8) hours. Data Call engineering and programmers are offered to 3M at no cost during deployment.

SERVICE LEVEL: Seller will ensure that the Direct Lynk Messenger(TM) System achieves 99% availability, and maintains an average response time of under 2 seconds, measured over any 30-day period excluding any Scheduled Downtime.

3M is entitled to request a report from Seller on the Availability of the Direct Lynk Messenger(TM) System for the last 30 days.


PRICES:
-------

SINGLE FEED: Any single feed* is provided for $ XXXX per month per player.
(* other than Traffic - Should Traffic be the only single selection, the price is $XXXX per month)

GROUP FEED: Any four feeds provided for $XXXX per month per player.

ALL FEEDS: All feeds to be provided for $XXXX per month per player.

3M agrees to pay Seller monthly for their subscribed Active Information Modules users. 3M to provide Seller with report of services used on a monthly basis. Report will serve as the basis for invoicing.


         ********************************************************************
     MATERIAL ABOVE MARKED BY AN "X" HAS BEEN OMITTED PURSUANT TO A REQUEST FOR
          CONFIDENTIAL TREATMENT. THIS ENTIRE EXHIBIT INCLUDING THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
       *********************************************************************

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